Exhibit 99.3

PDL BioPharma, Inc.
Q1 2017
May 3, 2017

Following are some of the key points regarding PDL’s first quarter 2017 financial and business results.

Highlighted Financial Results from Q1 2017

•	Total revenues of $45.4 million for the three months ended March 31, 2017.

•	GAAP diluted EPS of $0.04 for the three months ended March 31, 2017.

•	GAAP net income attributable to PDL’s shareholders of $7.2 million for the three months ended March 31, 2017.

•	Non-GAAP net income attributable to PDL’s shareholders of $13.2 million for the three months ended March 31, 2017.

Updates on royalty-bearing products relating to Queen et al. Patents

Tysabri® (Approved royalty-bearing product relating to Queen et al. patents)

•	Continue to receive royalties on Tysabri from Biogen with respect to sales of the licensed product manufactured prior to patent expiry in jurisdictions providing patent protection licenses.

•
PDL received a royalty payment for the first quarter of 2017 in the amount of $14.2 million for royalties earned on sales of Tysabri. The duration of this royalty payment is based on the sales of product manufactured prior to patent expiry, the amount of which is uncertain.

Merck Patent Infringement Settlement

•
In late April, we entered into a settlement agreement with certain subsidiaries of Merck to resolve the pending patent infringement lawsuit related to Merck’s manufacture or sale of Keytruda humanized antibody product prior to the expiration of the Queen et al patents at the end of 2014.

•
Under the terms of the agreement, Merck will pay us a one time, lump-sum payment of $19.5 million in exchange for our granting them a fully paid-up, royalty free, non-exclusive license to certain of our Queen et al. patent rights for use in connection with Keytruda as well as a covenant not to sue them for any royalties regarding Keytruda.

Noden Pharma

•
Noden US is commercializing Tekturna® and Tekturna HCT® in the United States and Noden Pharma DAC, an Irish based company, will assume commercialization responsibilities for Rasilez® and Rasilez HCT® in the rest of the world in the second half of 2017. The products are indicated for the treatment of hypertension.

•	PDL is currently a 98.8% owner of Noden and holds three of five board seats.

•	Noden and PDL are evaluating additional specialty pharma products in the form of optimized, established medicines, to acquire for Noden.

•	Noden net revenue for the quarter ended March 31, 2017 was $12.6 million, with $9.7 million in US revenue and $2.9 million in the rest of world.

◦	Gross margin on the US revenue in the 1st quarter were approximately 74 percent.

◦
The $2.9 million of revenue for the ex-U.S. is net of cost of goods and a fee to Novartis through its transition services agreement and will continue until marketing authorizations have been transferred.

•	Novartis and Noden Pharma DAC are working to transfer the marketing authorizations from Novartis companies to Noden Pharma DAC or to deregister the product.

◦	These transfers (specifically EU, Switzerland, Canada and Japan) have been delayed per our original plan and are now expected to take place in the second half of this year.

◦	Novartis has begun deregistering the product in countries in which the product has limited sales volumes and low operating margins.

PDL BioPharma, Inc.
Q1 2017
May 3, 2017

Updates on Income Generating Assets

Royalty Rights Assets
The following table provides additional details with respect to the fair value of the PDL royalty rights assets as of December 31, 2016 and with changes to March 31, 2017 as reflected in our Balance Sheet:

	Fair Value as of	Change of	Royalty Rights -	Fair Value as of
(in thousands)	December 31, 2016	Ownership	Change in Fair Value	March 31, 2017
Depomed	$164,070	$—	$(2,432)	$161,638
VB	14,997	—	174	15,171
U-M	35,386	—	299	35,685
ARIAD	108,631	(108,169)	(462)	—
AcelRx	67,483	—	2,113	69,596
Avinger	1,638	—	(248)	1,390
KYBELLA	10,113	—	208	10,321
	$402,318	$(108,169)	$(348)	$293,801

The following table provides a summary of activity with respect to our royalty rights - change in fair value for the year ended March 31, 2017:

		Change in	Royalty Rights -
	Cash Royalties	Fair Value	Change in Fair Value
Depomed	$8,853	$(2,432)	$6,421
VB	381	174	555
U-M	824	299	1,123
ARIAD	3,081	(462)	2,619
AcelRx	20	2,113	2,133
Avinger	305	(248)	57
KYBELLA	30	208	238
	$13,494	$(348)	$13,146

Updates on Royalty Rights Assets
Depomed, Inc.

•	To date (through March 31, 2017), we have received cash royalty payments of $221.5 million of the $240.5 million investment.

•	Glumetza royalty: 50% of net sales less COGS until the termination of the Depomed agreement which we estimate could be late 2029. PDL is auditing Valeant.

•	Recent product approvals, Jentadueto XR, Invokamet XR and Synjardy XR have yielded $17 million in milestones in 2016 and started generating royalties to PDL.

•	Low to mid-single digit royalties to PDL on new product approvals expected to continue to 2023 for Invokamet XR and 2026 for Jentadueto XR and Synjardy XR.

•
In April 2017, PDL received a royalty payment from Valeant Pharmaceuticals International, Inc. in the amount of $8.5 million for royalties earned on sales of Glumetza for the month of March. The monthly royalty payment was a result of lower reported gross to net deductions. This payment will be recorded in the second quarter of 2017.

PDL BioPharma, Inc.
Q1 2017
May 3, 2017

ARIAD Pharmaceuticals, Inc.

•	Ariad acquired by Takeda in February 2017.

•
PDL exercised its put option and was repaid $111.3 million which is 1.2 times the $100 million advanced to Ariad less any sums already repaid. The annualized internal rate of return on this investment was 17.5%.

•	The $111.3 million payment was received on March 30, 2017 and was recognized in our Q1 financials.

AcelRx

•	PDL acquired 75% of the royalty that Grünenthal pays to AcelRx for rights to commercialize Zalviso in the EU, Switzerland and Australia.

•	PDL also receives 80% of the first four commercial milestones.

•	Zalviso was approved in September 2015 and was launched in the second quarter of 2016. Full EU launch is occurring later than anticipated.

•	Net selling price is higher than expected at 95-118 Euros per treatment.

Notes Receivable
The following table presents the fair value of assets and liabilities not subject to fair value recognition by level within the valuation hierarchy:

	March 31, 2017			December 31, 2016
	Carrying Value	Fair Value Level 2	Fair Value Level 3	Carrying Value	Fair Value Level 2	Fair Value Level 3
(In thousands)
Assets:
Wellstat Diagnostics note receivable	$50,191	$—	$51,397	$50,191	$—	$52,260
Hyperion note receivable	1,200	—	1,200	1,200	—	1,200
LENSAR note receivable	43,909	—	43,900	43,909	—	43,900
Direct Flow Medical note receivable	—	—	—	10,000	—	10,000
kaléo note receivable	146,670	—	143,511	146,685	—	142,539
CareView note receivable	19,055	—	20,035	18,965	—	19,200
Total	$261,025	$—	$260,043	$270,950	$—	$269,099

Updates on Notes Receivable
Wellstat Diagnostics, LLC

•
In NY court action commenced by PDL to collect from related entities who are guarantors of the loan, the judge ruled in favor of PDL and has appointed a magistrate to determine PDL’s damages. Wellstat appealed the ruling, and their appeal was heard in January 2017.

•
In February 2017, the appellate division of the NY court reversed on procedural grounds the portion of the decision granting PDL summary judgment, but affirmed the portion of the decision denying the Wellstat Diagnostics guarantor defendants’ motion for summary judgment in which they sought a determination that the guarantees had been released. As a result, the litigation has been returned to the Supreme Court of New York to proceed on PDL’s claims as a plenary action.

•
PDL commenced a non-judicial foreclosure process to collect on the sale of certain Virginia real estate assets owned by the guarantors of the loan as well as initiating a UCC Article 9 sale of certain intellectual property assets of the guarantors..

•
In March 2017, the Wellstat Diagnostics Guarantors filed an order to show cause with the New York Supreme Court to enjoin the Company’s sale of the real estate or enforcing its security interests in the Wellstat Diagnostics Guarantors’ intellectual property during the pendency of any action involving the guarantees at issue. The Company is awaiting a hearing on the motions of the Wellstat Diagnostics Guarantors.

PDL BioPharma, Inc.
Q1 2017
May 3, 2017

Direct Flow Medical, Inc.

•	PDL initiated foreclosure proceedings in January 2017 which resulted in obtaining ownership of certain of the DFM assets through a wholly-owned subsidiary, DFM, LLC.

•	PDL wrote off $51.1 million of assets against ordinary income in Q4 2016.

•	In Q1 2017, PDL monetized $7.9 million of those assets. PDL is in the process of monetizing the ex-China assets of DFM. The amount of which recovery, if any, is unknown at this time.

•	As of March 31, 2017 remaining foreclosed assets are recorded as assets held for sale with a carrying value of $2.1 million.

LENSAR Credit Agreement

•	Alphaeon is divesting all of its ophthalmology business, including LENSAR.

•
In December 2016, LENSAR Inc. re-acquired the assets it had sold to Alphaeon and assumed the obligations under the PDL credit agreement. Also in December, LENSAR Inc., with the support of PDL, filed for bankruptcy under Chapter 11. LENSAR has filed a plan of reorganization with our support under which, subject to bankruptcy court approval, it is expected that LENSAR will issue equity securities to us in exchange for a portion of our claims in the Chapter 11 case and will become one of our operating subsidiaries.

•
In January 2017, the bankruptcy court approved a debtor-in-possession credit agreement whereby PDL agreed to provide up to approximately $2.8 million to LENSAR so that it can continue to operate its business during the remainder of the bankruptcy proceeding.

•	On April 26, 2017 the bankruptcy court approved the plan of reorganization, and the Company expects that LENSAR will emerge from the Chapter 11 case on or about May 11, 2017.

kaleo, Inc.

•	Despite Auvi-Q being voluntarily pulled from market and Sanofi returning the product right to kaléo, kaléo has made all required interest payments in full and on time to date.

•	Auvi-Q returned to the market in February 2017 and third party reports suggest strong sales.

•	Evzio sales have been much stronger than projected so far. This is secondary source of repayment to PDL.

•	In the first quarter of 2017, PDL recognized $4.7 million in interest revenue from the kaléo note.

Forward-looking Statements
This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important risks and uncertainties with respect to the Company's business are disclosed in the risk factors contained in the Company's Annual Report on Form 10-K, as updated by subsequent quarterly reports filed with the Securities and Exchange Commission, as updated by subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward looking statement except as required by law.

PDL BioPharma, Inc.
Q1 2017
May 3, 2017

Queen et al. Royalties
Royalty Revenue by Product ($ in 000's) *
Tysabri	Q1	Q2	Q3	Q4	Total
2017	14,156	—	—	—	14,156
2016	13,970	14,232	14,958	15,513	58,673
2015	14,385	13,614	13,557	14,031	55,587
2014	12,857	13,350	16,048	15,015	57,270
2013	12,965	13,616	11,622	12,100	50,304
2012	11,233	12,202	11,749	12,255	47,439
2011	9,891	10,796	11,588	11,450	43,725
2010	8,791	8,788	8,735	9,440	35,754
2009	6,656	7,050	7,642	8,564	29,912
2008	3,883	5,042	5,949	6,992	21,866
2007	839	1,611	2,084	2,836	7,370
2006	—	—	—	237	237
* As reported to PDL by its licensees. Totals may not sum due to rounding.

PDL BioPharma, Inc.
Q1 2017
May 3, 2017

Queen et al. Sales Revenue
Reported Licensee Net Sales Revenue by Product ($ in 000's) *
Tysabri	Q1	Q2	Q3	Q4	Total
2017	471,877	—	—	—	471,877
2016	465,647	474,379	498,618	517,099	1,955,743
2015	479,526	453,786	451,898	467,735	1,852,945
2014	428,561	442,492	534,946	500,511	1,906,510
2013	434,677	451,358	387,407	403,334	1,676,776
2012	374,430	401,743	391,623	408,711	1,576,508
2011	329,696	356,876	388,758	381,618	1,456,948
2010	293,047	287,925	293,664	316,657	1,191,292
2009	221,854	229,993	257,240	285,481	994,569
2008	129,430	163,076	200,783	233,070	726,359
2007	30,468	48,715	71,972	94,521	245,675
2006	—	—	—	7,890	7,890
* As reported to PDL by its licensee. Dates in above charts reflect when PDL receives royalties on sales. Sales occurred in the quarter prior to the dates in the above charts.
Totals may not sum due to rounding.